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                                                                   EXHIBIT 10.20

TELEFLEX INCORPORATED
MEDICAL GROUP

                                                February 25, 2003

Mr. Forrest R. Whittaker
[Address Redacted]
[Address Redacted]

            I am delighted to extend to you the offer to lead Teleflex Medical as President and Chief Operating Officer. You will report directly to me and become an important partner in our future growth objectives. Your starting salary will be $340,000 per year paid on a monthly basis.

            You will be eligible for a performance bonus commensurate with your position. The bonus will range between 50% and 100% of base pay, which is generally geared to operating income and return on average assets. The target award of 50% is based on the plan for the year with the maximum generally based on 10% achievement above plan. Amounts earned under this program for 2003 will be prorated based on the start date of employment.

            A stock option for 20,000 shares will be presented for approval at the first Teleflex Board meeting following employment. The options will be based on market price at time of grant and be excerciseable 25% per year beginning at the end of year two.

            In consideration of your accepting this position, Teleflex agrees to a signing bonus of $65,000, which will be paid three months after the commencement of employment. You will participate in the various benefit programs enjoyed by other senior management personnel. These will be reviewed with you by our Human Resources Department.

            We have agreed that you will open a group headquarters in the Chicago area that will initially include administrative support and other group level management as deemed appropriate.

            In the event of a company initiated termination for reasons other than cause, you will continue to receive your salary and benefits for up to one
(1) year. Please recognize that should you accept employment during the severance period, salary and benefit coverage would cease immediately upon such employment. Further, any payments made during the first twelve (12) months of employment under this provision will be reduced by the amount of the signing bonus indicated above.

            It is very important to me that the next leader of Teleflex Medical share our visions and values for the future. Our prior relationship and current discussions have convinced me that you are that person.

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            Forrest, your most recent experience is a perfect match for the organizational direction that Medical is pursuing. I know that your drive and enthusiasm will increase the odds of success dramatically.

            If you have any questions regarding this offer letter, please do not hesitate to contact me.

            I am personally looking forward to working with you.

                                   Sincerely,

                                   /s/ John J. Sickler
                                   John J. Sickler
                                   Chairman
                                   Teleflex Medical Group

Accepted:

/s/ Forrest R. Whittaker
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Forrest R. Whittaker

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